Exhibit 99.1

WATERSTONE FINANCIAL, INC.
WATERSTONE BANK
11200 W. PLANK CT.
WAUWATOSA, WI 53226
Contact:
Mark R. Gerke
Chief Financial Officer
414.459.4012
markgerke@wsbonline.com

FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL DECLARES FIRST QUARTER 2021 DIVIDEND; BOARD APPROVES 66% PAYMENT INCREASE

Wauwatosa, Wis. — 12/17/2020 — On December 17, 2020, the Board of Directors of Waterstone Financial, Inc. (NASDAQ: WSBF) declared a first quarter 2021 dividend of $0.20 per common share, an increase of 66% from the quarterly dividend rate paid in 2020.  The dividend is to be paid on February 2, 2021, to shareholders of record at the close of business on January 11, 2021.

"Waterstone continues to demonstrate an ability to generate strong financial results, as well as maintain our strong financial condition," said Doug Gordon, CEO of Waterstone Financial, Inc. “We are well-positioned to continue to execute a at high level, and I am pleased to announce that we are increasing our quarterly dividend by 66%.  Our dedication to a robust dividend payout ratio demonstrates our commitment to delivering shareholder value and our continued efforts to actively manage our capital.”

About Waterstone Financial, Inc:

Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa/State St, Brookfield, Fox Point/North Shore, Franklin/Hales Corners, Germantown/Menomonee Falls, Greenfield/Loomis Rd, Milwaukee/Oklahoma Ave, Oak Creek/27th St, Oak Creek/Howell Ave, Oconomowoc/Lake Country, Pewaukee, Waukesha, West Allis/Greenfield Ave, and West Allis/National Ave, Wisconsin. WaterStone Bank is the parent company to Waterstone Mortgage, which has the ability to lend in 48 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.

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